EXHIBIT 6k

MEECO INC.

US SALES REPRESENTATIVE AGREEMENT

This agreement made this 5th day of Feb, 2001, by and between MEECO, Inc., hereinafter referred to as "MEECO". and CAL BAY CONTROLS, hereafter referred to as "Representative," in which the parties mutually agree as follows:

1. APPOINTMENT AND ACCEPTANCE. MEECO appoints Representative as its exclusive selling representative to sell products and services (enumerated elsewhere) in the territory (defined elsewhere); and Representative accepts the appointment and agrees to sell and promote the sale of MEECO products and services.

2. PRODUCTS. Refer to Schedule A.

3. TERRITORY. Refer to Schedule 8.

4. COMPENSATION. Refer to Schedule C.

5. Representative will offer our products and services in accordance with our established price schedules.

6. All billings and shipments shall be made by MEECO directly to the customer. (Exceptions will be permitted where required and agreed to advance of such shipment.)

7. No order shall be binding upon MEECO unless accepted and acknowledged by email, facsimile or air mail, at or from its office in Warrington, PA.

8. MEECO will have full and entire discretion over all credit terms granted to customers who buy direct from MEECO.

9. All sales are subject to our standard conditions of sale.

10. LIABILITY. MEECO assumes no liability for any failure to deliver by or on any scheduled or fixed date, unless we in advance specifically agree otherwise in writing. We do not accept penalty clauses unless agreed to in writing.

11. RELATIONSHIP CREATED. Representative is not an employee of MEECO for any purpose whatsoever, but is an independent contractor. MEECO is interested only in the results obtained by Representative who shall have sole control of the manner and means of performing under this Agreement. MEECO shall not have the right to require Representative to do anything that would jeopardize the relationship of independent contractor between MEECO and Representative. All expenses and disbursements incurred by Representative in connection with this Agreement shall be borne wholly and completely by Representative. Representative does not have, nor shall he hold himself out as having any right, power or authority to create any contract or obligation, either expressed or implied, on behalf of, in the name of, or binding upon MEECO, unless MEECO shall in advance consent thereto in writing. Representative shall have the right to appoint and shall be solely responsible for his own sales people, employees, agents and representatives, who shall be retained at Representative's own risk, expense and supervision, and shall have at no .time any claim against MEECO for compensation and reimbursement. Representative shall not represent lines, products or goods that compete in any manner with the lines, products and goods of MEECO during the existence of this contract relationship. Representative shall be responsible for filing the proper forms for his tax liabilities.

12. EXCHANGE OF INFORMATION. The Representative will make available to MEECO any and all professional information of which he has knowledge and will make recommendations and suggestions which he feels will be to the mutual benefit of parties.

13. SECRECY OF RECORDS. Except as may be necessary for the proper performance of his duties hereunder, the Representative will keep secret forever after the names of, or any other information related to, any past, present or prospective suppliers and all other business customers and associates of MEECO, as well as any and all knowledge as to such subjects, and as to loans, earnings, finances, and all other matters which Representative may acquire during this Agreement, unless MEECO shall have consented in writing to the disclosure of any or all of such information.

14. ADVERSE INTERESTS. The Representative will not keep and/or use any papers, records, or any information whatsoever relative to any of the matters referred to in the preceding paragraph, nor will Representative furnish or make available such papers or information, to any other person; unless consent thereto shall have been granted in advance in writing by MEECO. Representative will not engage in, or take part in, any endeavor to persuade any of the customers. clients, suppliers, associates or agents of MEECO to do anything that might be deemed to the disadvantage of MEECO.

15. TWO YEAR WARRANTY. The Representative agrees that all the terms of paragraphs 13 and 14 shall remain in full force and effect for the period of two years from the termination of his representation of MEECO for any reason, and that during such two year period he will not make or permit the making of any public announcement or statement of any kind, of information that comes to his attention as a result of this association.

16. SALES PROMOTION AND DEMO UNITS. Representative shall devote such time andeffort as may be necessary to promote the sales of the MEECO products to secure the maximum volume of sales in the Territory. In order to handle such sales and distribution, MEECO agrees to furnish Buyer, without charge, from time to time, with catalogues, leaflets and other necessary materials, as Representative deems reas9nably necessary for the effective sales promotion. In order to effectively sell most MEECO products, demo units are needed for user/customer evaluations. Representative shall purchase from MEECO demo units deemed important for effective sales efforts by both parties at twenty-five to fifty percent (25% -50%) discount from the current, published international price list. Discount determined by MEECO and unit type. Discount to be offered one time per year per unit.

17. EXCLUSIVITY OF AGREEMENT. This contract constitutes the sole and complete Agreement between MEECO and the Representative. No verbal or other statements, inducements or representations have been made to or relied upon by the Representative, and no modification hereof shall be binding upon MEECO unless in writing, and signed by MEECO or its authorized representative.

18. SEVERABlLITY. If any part of ~his agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect, and shall In no way be affected, impaired or invalidated.

19. TERMS. This Agreement may be terminated by either party at any time upon 30 days written notice to the other. In the event of termination of the contract for any reason other than Representative's breech of any provision hereof commissions will be paid on all orders which have been accepted from your territory within 60 days of the date of termination. In the event of termination because of Representative's breech, no commission will be paid on any order received by MEECO after the date of termination.

20. COMMISSION. Final commission adjustment for all returned merchandise shall be paid to Representative upon return of all manuals, sales literature, demonstration units and other property furnished to you by MEECO, not later than three months after termination.

21. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns, and shall be governed by the construed in accordance with the laws of the Commonwealth of Pennsylvania.

MEECO, INC.

DATE: 2/5/01

By: /s/

Lisa Bergson

Title: President and CEO

Address 250 Titus Avenue

Warrington, PA 18976-2426

CAL BAY CONTROLS

DATE: 1/29/01

BY: /s/

Robert Thompson

Title:

Address: 1582 Parkway Loop,

Suite G

Tustin, CA92780

SCHEDULE A

US Sales Representative Agreement for: CAL BAY CONTROLS .

The MEECO products to be sold by the Representative are:

Note: Semiconductor and semiconductor related accounts are excluded under this agreement.

Industrial Products

All versions of the following:

Accupoint

Accupoint LP

Aquamatic

AquaPro

Aquamatic Plus

AquaVolt

AquaVolt Plus

Iceman

NastyBoy

O-Boy

Veriflow

WaterBoy

WaterBoy LP

Other products as may be agreed upon.

Effective Date: 2/5/01

SCHEDULE B

US Sales Representative Agreement for: CAL BAY CONTROLS

Representative's territory shall consist of the following:

California Zip Codes: 90000--93599 '

Effective date: 2/5/01

SCHEDULE C

Attachment to Contract for CAL BAY CONTROLS

Schedule C-Compensation

MEECO will pay commissions to Representative as follows:

1. Commission on List Price of Units

Up to 50% Yearly Booking Target 15%

Between 50% and 100% Yearly Booking Target 20%

Above 100% Yearly Booking Target 25%

Note: Yearly booking target based on MEECO Fiscal Year -August 1 through July 31

2. Commission on List Price of Parts and Repairs 10%

3. In the event that more than one representative contributes to obtaining an order, the commission noted above will be divided in the following manner:
Engineering 50%

Order 20%

Start up 30%

It is MEECO's prerogative to determine who is entitled to each portion of the commission credit. Any portion can be split. MEECO will make such determinations with the objective of producing an equitable division of the commission. MEECO reserves the right to establish house accounts, but will not convert to house accounts in situations where opened by a Representative.

Other than above: (to be determined)

Effective date: 2/5/01

SCHEDULE D

US Sales Representative Agreement for: CAL BAY CONTROLS

MEECO, Inc. Commission Policy

Representative Explanation

Introduction: The objective of MEECO's Commission Policy is to pay a fair price for successful Representative efforts. The following are guidelines to the basis on which MEECO makes commission decisions. Note: Per Representative contracts, MEECO pays 15% commission {minus shared discounts, if any).

I. COMMISSION ALLOCATION

The entire commission on most orders goes to a single Representative. Where more than one Representative is entitled to a share, these shares are designated as Engineering {50%), Order {20%) and Start-up {30%).

II. ENGINEERING COMMISSION {50%) is awarded for two key activities:

A. Specification -Having specs written around MEECO and identified so that Representative{s) who quote can tell what systems to quote.

B. Influence -Convincing key decision maker(s) to instruct specifiers and/or purchasers to use MEECO.

III. ORDER COMMISSION {20%) is awarded to the Representative in whose territory the order is written. This is paid for quoting and handling the order.

IV. START -UP COMMISSION (30%) is awarded to the Representative in whose territory equipment will be ultimately installed and permanently used. It is paid for contacting people responsible for installation, calibration, start-up and operation, and insuring satisfactory performance of MEECO equipment.

Effective date: 2/05/01